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                                                                    EXHIBIT 99.1

For more information:
--------------------
Investor Relations           Media Relations
Jim DeNike                   Holly Russell
Corixa Corporation           GlaxoSmithKline
206.754.5716                 919.483.2951
denike@corixa.com

FOR IMMEDIATE RELEASE

            CORIXA AND GLAXOSMITHKLINE RECEIVE COMPLETE REVIEW LETTER
                   FOLLOWING FDA EVALUATION OF BEXXAR(TM) BLA

SEATTLE AND PHILADELPHIA, MARCH 19, 2001 -- Corixa Corporation (Nasdaq: CRXA) and GlaxoSmithKline (NYSE: GSK) today announced the receipt of a complete review letter from the U.S. Food and Drug Administration (FDA) following the agency's review of the Biologics License Application (BLA) for Bexxar(TM) (tositumomab, iodine I 131 tositumomab). Corixa received the letter from the FDA at 8:45 p.m. EST on Friday, March 16, 2001. The companies are seeking marketing approval of Bexxar for the treatment of relapsed or refractory, low-grade or transformed low-grade non-Hodgkin's lymphoma (NHL).

The FDA accepted the Bexxar BLA on November 15, 2000, and assigned the application six-month priority review status. The FDA granted Bexxar orphan drug designation in May 1994, as well as fast track designation announced in December 1998. Issuance of the complete review letter satisfied the FDA's performance goal for priority review under the Prescription Drug User Fee Act (PDUFA).

In the complete review letter, the FDA outlined additional clinical and manufacturing information that Corixa must submit as a result of the review. The FDA requested updated and/or final safety and efficacy data from ongoing, recently completed and other additional trials to establish safety and effectiveness. Corixa and GlaxoSmithKline believe that safety and efficacy data from recently completed trials, beyond those contained in the Bexxar BLA, may fulfill FDA's requests. Recently completed trials, have:

     o Examined comparative safety and efficacy in low-grade NHL patients treated either with Bexxar or the unlabeled antibody in Bexxar;

     o Assessed clinical safety and efficacy of Bexxar treatment of relapsed, refractory low-grade NHL patients who did not respond to Rituxan(R) (rituximab)*; and

     o Assessed Bexxar safety and efficacy as front-line therapy in low-grade NHL patients.

The FDA also requested:

     o Further documentation and analysis of patient diagnosis and confirmation of response from pivotal and non-pivotal trials that involved treatment of low-grade lymphoma patients, including those patients with transformed low-grade lymphoma;

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     o    Additional information or source documentation regarding:

          o    Certain adverse events,

          o Long-term follow-up on patient thyroid function and HAMA response,

          o    White blood cell counts following Bexxar administration, and

          o Dosimetry calculations on certain patients whose response data was submitted in the BLA;

     o Further documentation and analysis supporting comparability of tositumomab manufactured by different suppliers during the course of Bexxar clinical development; and

     o Additional documentation and test results related to validation of various production processes and release tests as well as additional information concerning processes and procedures used in drug shipment.

"We intend to fully address the FDA's requests as expeditiously as possible," said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. "We have already requested that our clinical sites provide us long-term follow-up data, thyroid and HAMA response serum samples, and additional diagnosis documentation for the transformed low-grade NHL patients. It is Corixa's current goal to provide responses to all FDA questions provided in the six-month review letter within three months. We expect, upon submission and acceptance of the data and clarifications requested, the agency will commence a second six-month review cycle of the Bexxar BLA."

Kevin Lokay, vice president Oncology for GlaxoSmithKline commented, "Bexxar represents an important advance in the treatment of non-Hodgkin's lymphoma. GlaxoSmithKline continues to be committed to working with Corixa to bring this innovative therapy to market and, most importantly, to the patients who can benefit from Bexxar."

Bexxar is the only radioimmunotherapy that combines the targeting ability of a monoclonal antibody and the therapeutic power of I131 radiation, with the precision of patient-optimized dosing. The radiolabeled monoclonal antibody attaches to a target marker found on NHL cells thereby eliciting an immune response and delivers a dose of iodine 131 radiation to tumor cells. Bexxar is the first NHL therapy that is precisely dosed based on individual drug clearance rates.

Non-Hodgkin's lymphoma is a form of cancer that affects the blood and lymph tissues. NHL currently is the sixth leading cause of death among cancers in the United States and has the second fastest growing mortality rate. According to statistics from the National Cancer Institute (NCI), approximately 300,000 people are afflicted with NHL in the United States alone. Of the total, the NCI estimates that approximately 140,000 people have low-grade or transformed low-grade disease.

ABOUT CORIXA

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has 16 programs in clinical development and 22 programs in preclinical development, including its most advanced product candidate, Bexxar, a monoclonal antibody conjugated to a radioisotope.

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The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Wash., with additional operations in Hamilton, Mont. and Redwood City, Calif. and South San Francisco, Calif. For more information, please visit Corixa's website at www.corixa.com or call the company's investor relations information line at 1.877.4CORIXA or 1.877.426.7492.

ABOUT GLAXOSMITHKLINE

GlaxoSmithKline -- one of the world's leading research-based pharmaceutical and healthcare companies-- is committed to improving the quality of human life by enabling people to do more, feel better and live longer.

GlaxoSmithKline is committed to the research, development, manufacturing and marketing of therapeutic. and supportive care products for hematology and oncology patients. Currently, GlaxoSmithKline Oncology markets Zofran(R) (ondansetron HCl), Hycamtin(R) (topotecan hydrochloride), Navelbine(R) (vinorelbine tartrate) Injection, Argatroban Injection, Alkeran(R) (melphalan), Leukeran(R) (chlorambucil), Compazine(R) (prochlorperazine), Purinethol(R) (mercaptopurine), Myleran(R) (busulfan), and Thioguanine. GlaxoSmithKlineOncology has novel agents in late-stage development, including a radioimmunotherapy Bexxar (tositumomab, iodine 131 tositumomab).

CORIXA FORWARD-LOOKING STATEMENT

Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to, failure to receive Bexxar market clearance from the FDA, and the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in our Quarterly Report on Form 10-Q/A filed on November 7, 2000 and our Registration Statement on Form S-4/A filed on November 17, 2000, copies of which are available on our Web site, www.corixa.com. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GSK FORWARD-LOOKING STATEMENT

Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK's operations include generic and brand competition for existing products, ability to integrate the businesses and realize synergies and cost savings, difficulties and uncertainties inherent in new product development, pricing pressures, changes in government laws and regulations, efficacy or safety concerns over marketed products, adverse outcome of material legal proceedings, changes in tax laws, and economic factors over which GSK has no control including changes in inflation, interest rates and foreign currency exchange rates and controls.

* Rituxan is a registered trademark of IDEC Pharmaceuticals Corporation.

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